Mail Stop 4561

									March 13, 2006


Michael R. Anastasio
Vice President and Chief Financial Officer
GAMCO Investors, Inc.
One Corporate Center
Rye, NY 10580-1422

      Re:	GAMCO Investors, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
		Forms 10-Q for Fiscal Quarters Ended March 31, 2005, June 30, 2005 and September 30, 2005
		File No. 001-14761

Dear Mr. Anastasio:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Amit Pande
      Assistant Chief Accountant